Exhibit 99.1

NCS Multistage Holdings, Inc. 19450 State Highway 249, Suite 200 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES THIRD QUARTER 2017 RESULTS

Third Quarter Highlights

•	Total revenue of $56.0 million, a 95% year-over-year increase
•	Net income of $3.4 million, a $3.7 million improvement from the prior year
•	Earnings per diluted share of $0.07; adjusted earnings per diluted share of $0.09
•	Adjusted EBITDA of $15.1 million, an $8.2 million improvement from the prior year, and a 27% Adjusted EBITDA margin
•	$83 million acquisition of Spectrum Tracer Services, LLC (“Spectrum”) completed during the quarter
•	Total liquidity of $75.2 million, comprised of $20.2 million in cash on hand and $55.0 million of revolver availability

November 13, 2017 - Houston, Texas – NCS Multistage Holdings, Inc. (NASDAQ: NCSM) (“NCS” or the “Company”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies, today announced its results for the quarter ended September 30, 2017.

Financial Review

Revenues were $56.0 million for the quarter, an increase of $27.3 million or 95%, as compared to the third quarter of 2016. This increase was primarily attributable to an increase in the volume of sales  of our completions products and services due to higher customer drilling and well completion activity as well as the contributions from Repeat Precision, LLC (“Repeat Precision”) and one month of revenue from the recent acquisition of Spectrum. On a sequential basis, total revenues increased by 52% as compared to the second quarter.

Net income was $3.4 million, or $0.07 earnings per diluted share for the quarter ended September 30, 2017, which included a net expense of $1.0 million ($0.8 million after tax, or $0.02 per diluted share) related to professional expenses incurred in connection with our IPO and Spectrum acquisition, realized and unrealized foreign currency gains and losses and the change in fair value of contingent consideration. Adjusted net income, which excludes these items, was $4.2 million or $0.09 per diluted share for the quarter ended September 30, 2017. This compares to a net loss of $(0.3) million, or $(0.01) per diluted share in the third quarter of 2016, which included a net income of $0.8 million ($0.6 million after tax, or $0.02 per diluted share) related to restructuring charges, professional expenses related to our acquisitions and realized and unrealized foreign currency gains and losses. Adjusted net loss, which excludes these items, was $(0.9) million or $(0.03) per diluted share for the quarter ended September 30, 2016.

Adjusted EBITDA was $15.1 million for the quarter, an increase of $8.2 million as compared to the third quarter of 2016. Adjusted EBITDA margin for the third quarter of 2017 was 27%, as compared to 24% for the third quarter of 2016.

For the first nine months of 2017, the Company reported revenues of $151.5 million, an increase of $88.4 million, or 140% as compared to the first nine months of 2016. Net income of $5.4 million for the first nine months of 2017 compares to a net loss of $(17.0) million for the first nine months of 2016.  Adjusted net income was $9.5 million for the first nine months of 2017 compared to an adjusted net loss of $(12.9) million for the first nine months of 2016. Adjusted EBITDA of $39.1 million for the first nine months of 2017 was an increase of $32.0 million as compared to the first nine months of 2016.

NCS completed its initial public offering of its common stock on May 3, 2017. Therefore, a portion of the first nine months of 2017 reflects a period during which the Company was privately-owned.

Purchase of 100% Interest in Spectrum

On August 31, 2017, the Company purchased a 100% interest in Spectrum, for approximately $83 million, subject to certain adjustments, which was comprised of (i) approximately $76 million in cash and (ii) 0.4 million shares of the Company’s common stock. The cash portion was funded with available cash and borrowings under our senior secured revolving credit facility. The Company also recorded a liability for an earn-out as a contingent adjustment to the asset purchase price in the amount of $0.4 million. The Company believes Spectrum’s tracer diagnostics services will strengthen NCS’s ability to provide its customers with actionable data and analysis to optimize oil and natural gas well completions and field development strategies.

Capital Expenditures and Liquidity

The Company spent $1.4 million in capital expenditures, net, during the third quarter of 2017. These expenditures were made to support the growth of the business.

As of September 30, 2017, the Company had $20.2 million in cash, total availability under its revolving credit facility of $55.0 million and $24.3 million in total debt. On August 31, 2017, the Company entered into an amendment to its senior secured revolving credit facility, which increased the loan commitment available to Pioneer Investment, Inc, a U.S. subsidiary of the Company, from $25.0 million to $50.0 million. The loan commitment available under the senior secured revolving credit facility to NCS Multistage, Inc., a Canadian subsidiary of the Company, remains at $25.0 million.

NCS’s Chief Executive Officer, Robert Nipper, commented, “The highlight of the third quarter for NCS was closing the Spectrum acquisition. Spectrum’s suite of tracer diagnostic services is exceptionally well aligned with our strategy to provide products and services that will help our customers optimize their completion designs and field development strategies. In addition, we continue to deliver strong year-over-year revenue gains throughout North America while expanding our customer base. I’d like to thank all of our employees for their contributions to our success.”

Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted Net Earnings (Loss) per Diluted Share are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its third quarter 2017 results on Tuesday, November 14, 2017 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 400-1696. To join the conference call from outside of the United States, participants may dial (703) 736-7385. The conference access code is 4895647. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investors section of the Company’s website, http://www.ncsmultistage.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 859-2056 within the United States or (404) 537-3406 outside of the United States. The conference call replay access code is 4895647. The replay will also be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. The Company provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China and Russia. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “NCSM.” Additional information is available on the Company’s website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to declines in the level of oil and natural gas exploration and production activity within Canada and the United States oil and natural gas price fluctuations; loss of significant customers; inability to successfully implement our strategy of increasing sales of products and services into the United States; significant competition for our products and services; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; currency exchange rate fluctuations; impact of severe weather conditions; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; our inability to accurately predict customer demand; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of GHGs; our inability to meet regulatory requirements for use of certain chemicals by our recently acquired tracer diagnostics business; failure to comply with federal, state and local and non-U.S. laws and other regulations; loss of our information and computer systems; system interruptions or failures, including cyber-security breaches, identity theft or other disruptions that could compromise our information; our failure to establish and maintain effective internal control over financial reporting; our success in attracting and retaining qualified employees and key personnel; our inability to satisfy technical requirements and other specifications under contracts and contract tenders and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contacts

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues
Product sales	$39,391	$21,346	$114,362	$47,305
Services	16,566	7,304	37,088	15,733
Total revenues	55,957	28,650	151,450	63,038
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	19,326	11,013	59,774	25,498
Cost of services, exclusive of depreciation and amortization expense shown below	6,632	3,700	14,423	8,399
Total cost of sales, exclusive of depreciation and amortization expense shown below	25,958	14,713	74,197	33,897
Selling, general and administrative expenses	17,637	8,491	46,572	25,363
Depreciation	812	433	2,054	1,335
Amortization	6,486	6,030	18,481	17,893
Change in fair value of contingent consideration	(182)	—	585	—
Income (loss) from operations	5,246	(1,017)	9,561	(15,450)
Other income (expense)
Interest expense, net	(235)	(1,682)	(3,751)	(4,739)
Other income (expense), net	94	(18)	1,132	(29)
Foreign currency exchange (loss) gain	(787)	1,615	224	(4,714)
Total other expense	(928)	(85)	(2,395)	(9,482)
Income (loss) before income tax	4,318	(1,102)	7,166	(24,932)
Income tax expense (benefit)	777	(822)	2,022	(7,935)
Net income (loss)	3,541	(280)	5,144	(16,997)
Net income (loss) attributable to non-controlling interest	155	—	(301)	—
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$3,386	$(280)	$5,445	$(16,997)
Earnings (loss) per common share
Basic earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$0.07	$(0.01)	$0.13	$(0.50)
Diluted earnings (loss) per common share attributable to NCS Multistage Holdings, Inc.	$0.07	$(0.01)	$0.13	$(0.50)
Weighted average common shares outstanding
Basic	43,676	34,005	39,329	34,008
Diluted	47,119	34,005	42,537	34,008

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2017	2016
Assets
Current assets
Cash and cash equivalents	$20,222	$18,275
Accounts receivable—trade, net	55,174	32,116
Inventories	35,529	17,017
Prepaid expenses and other current assets	1,358	2,445
Other current receivables	2,621	3,053
Deferred income taxes, net	—	2,116
Total current assets	114,904	75,022
Noncurrent assets
Property and equipment, net	23,906	9,759
Goodwill	185,339	122,077
Identifiable intangibles, net	142,966	118,697
Deposits and other assets	1,682	1,272
Total noncurrent assets	353,893	251,805
Total assets	$468,797	$326,827
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$10,485	$10,258
Accrued expenses	7,374	3,290
Income taxes payable	11,656	—
Other current liabilities	1,960	3,223
Current maturities of long-term debt	3,204	772
Total current liabilities	34,679	17,543
Noncurrent liabilities
Long-term debt, less current maturities	21,051	88,394
Other long-term liabilities	10,226	717
Deferred income taxes, net	30,436	42,695
Total noncurrent liabilities	61,713	131,806
Total liabilities	96,392	149,349
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 1 share authorized, issued, and outstanding at	—	—
September 30, 2017 and December 31, 2016, respectively
Common stock, $0.01 par value, 225,000,000 shares authorized, 43,929,984 shares issued and 43,911,636 shares outstanding at September 30, 2017 and 54,000,000 shares authorized,
34,024,326 shares issued and 34,005,978 shares outstanding at December 31, 2016	439	340
Additional paid-in capital	397,199	237,566
Accumulated other comprehensive loss	(64,918)	(82,015)
Retained earnings	27,207	21,762
Treasury stock, at cost; 18,348 shares at September 30, 2017 and at December 31, 2016	(175)	(175)
Total stockholders’ equity	359,752	177,478
Non-controlling interest	12,653	—
Total equity	372,405	177,478
Total liabilities and stockholders' equity	$468,797	$326,827

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2017	2016
Cash flows from operating activities
Net income (loss)	$5,144	$(16,997)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,535	19,228
Amortization of deferred loan cost	360	545
Share-based compensation	3,889	1,006
Provision for inventory obsolescence	—	600
Deferred income tax benefit	(12,902)	(7,630)
(Gain) loss on sale of property and equipment	(40)	57
Foreign exchange (gain) loss on financing item	(1,760)	4,640
Write-off of deferred loan costs	1,422	—
Change in fair value of contingent consideration	585	—
Changes in operating assets and liabilities:
Accounts receivable—trade	(16,101)	1,862
Inventories	(12,690)	2,756
Prepaid expenses and other assets	(169)	(30)
Accounts payable—trade	(983)	745
Accrued expenses	3,531	622
Other liabilities	129	(138)
Income taxes receivable/payable	11,919	(130)
Net cash provided by operating activities	2,869	7,136
Cash flows from investing activities
Purchases of property and equipment	(5,332)	(434)
Proceeds from sales of property and equipment	181	231
Proceeds (funding) of short-term note receivable	1,000	(1,000)
Acquisitions of businesses, net of cash acquired	(80,928)	—
Net cash used in investing activities	(85,079)	(1,203)
Cash flows from financing activities
Equipment note borrowings	1,533	—
Payments on equipment note	(158)	—
Promissory note borrowings	6,541	—
Payments on promissory note	(3,661)	—
Line of credit borrowings	20,000	—
Payment of deferred loan cost related to new credit agreement	(971)	—
Payments related to public offering	(2,178)	—
Proceeds from related party note receivable	752	—
Repayment of term note	(89,077)	—
Purchases of treasury stock	—	(175)
Proceeds from issuance of common stock, net of offering costs	151,356	102
Net cash provided by (used in) financing activities	84,137	(73)
Effect of exchange rate changes on cash and cash equivalents	20	679
Net change in cash and cash equivalents	1,947	6,539
Cash and cash equivalents beginning of period	18,275	9,545
Cash and cash equivalents end of period	$20,222	$16,084
Noncash investing and financing activities
Issuance of common stock for business acquisition	$6,907	—

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net income (loss) before interest expense, net, income tax expense (benefit) and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing performance or which, in the case of share-based compensation, are non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted Net Earnings (Loss) per Diluted Share is defined as net income (loss) attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. We believe that Adjusted EBITDA and Adjusted Net Earnings (Loss) per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. Accordingly, Adjusted EBITDA and Adjusted EBITDA margin are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting Adjusted EBITDA and Adjusted EBITDA margin enables investors to assess our performance from period to period using the same metrics utilized by management and that Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net (Loss) per Diluted Share enable investors to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Net Earnings (Loss) per Diluted Share (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP and they should not be considered as alternatives to net income (loss) or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measure of financial performance calculated under GAAP:

ADJUSTED NET EARNINGS (LOSS) PER DILUTED SHARE

	Three Months Ended				Nine Months Ended
	September 30, 2017		September 30, 2016		September 30, 2017		September 30, 2016
	Effect on Net Income (After- Tax)	Impact on Diluted Earnings Per Share	Effect on Net Loss (After- Tax)	Impact on Diluted Earnings Per Share	Effect on Net Income (After- Tax)	Impact on Diluted Earnings Per Share	Effect on Net Loss (After- Tax)	Impact on Diluted Earnings Per Share
Net income (loss) attributable to NCS Multistage Holdings, Inc.	$3,386	$0.07	$(280)	$(0.01)	$5,445	$0.13	$(16,997)	$(0.50)
Adjustments (after tax)
Write-off of debt issuance costs (a)	—	—	—	—	1,147	0.03	—	—
Restructuring charges (b)	—	—	42	—	—	—	219	—
IPO-related professional expense (c)	9	—	—	—	1,822	0.04	—	—
Acquisition and merger costs (d)	315	0.01	509	0.01	843	0.02	606	0.02
Realized and unrealized (gains) losses (e)	652	0.01	(1,133)	(0.03)	(261)	(0.01)	3,307	0.10
Change in fair value of contingent consideration (f)	(154)	—	—	—	472	0.01	—	—
Adjusted net income (loss) attributable to NCS Multistage Holdings, Inc.	$4,208	$0.09	$(862)	$(0.03)	$9,468	$0.22	$(12,865)	$(0.38)

_____________________

(a)

Includes the remaining debt issuance costs of $1,422 related to the prior credit agreement that were expensed when the debt was repaid with a portion of our net proceeds from the initial public offering of shares of our common stock (“IPO”) during the second quarter of 2017.

(b)	Represents severance and other expenses associated with headcount reductions and other cost savings initiated as part of our restructuring initiatives.
(c)	Represents non-capitalizable costs of professional services incurred in connection with our IPO.
(d)	Represents costs of professional services incurred in connection with our acquisition of a 50% interest in Repeat Precision and Spectrum acquisition.
(e)	Represents realized and unrealized foreign currency translation gains and losses primarily in respect of our indebtedness.
(f)	Represents the change in the fair value of the earn-outs associated with our acquisitions.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net income (loss)	$3,541	$(280)	$5,144	$(16,997)
Income tax expense (benefit)	777	(822)	2,022	(7,935)
Interest expense, net (a)	235	1,682	3,751	4,739
Depreciation	812	433	2,054	1,335
Amortization	6,486	6,030	18,481	17,893
EBITDA	11,851	7,043	31,452	(965)
Share-based compensation (b)	2,053	336	3,889	1,006
Restructuring charges (c)	—	61	—	312
Professional fees (d)	391	769	3,337	1,029
Unrealized foreign currency loss (gain) (e)	735	(1,718)	20,175	4,915
Realized foreign currency loss (gain) (f)	52	104	(20,399)	(200)
Change in fair value of contingent consideration (g)	(182)	—	585	—
Other (h)	202	262	66	960
Adjusted EBITDA	$15,102	$6,857	$39,105	$7,057
Adjusted EBITDA Margin	27%	24%	26%	11%

_____________________

(a)

Includes the remaining debt issuance costs of $1,422 related to the prior credit agreement that were expensed when the debt was repaid with a portion of our net proceeds from the IPO during the second quarter of 2017.

(b)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(c)	Represents severance and other expenses associated with headcount reductions and other cost savings initiated as part of our restructuring initiatives.
(d)	Represents non-capitalizable costs of professional services incurred in connection with our IPO, refinancings and the evaluation of proposed and completed acquisitions.
(e)	Represents unrealized foreign currency translation gains and losses primarily in respect of our indebtedness.
(f)	Represents realized foreign currency translation gains and losses with respect to principal and interest payments related to our indebtedness.
(g)	Represents the change in the fair value of the earn-outs associated with our acquisitions.
(h)

Represents the impact of a research and development subsidy that is included in income tax expense (benefit) in accordance with GAAP, fees incurred in connection with refinancing our credit facilities, arbitration awards, board of directors fees and travel expenses prior to our initial public offering as permitted by the terms of our prior credit agreement and other charges and credits.

NCS MULTISTAGE HOLDINGS, INC.

REVENUE BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
United States
Product Sales	$7,608	$5,212	$32,736	$10,462
Services	5,693	946	11,043	3,181
Total United States	13,301	6,158	43,779	13,643
Canada
Product Sales	30,342	14,849	74,954	34,831
Services	10,031	4,820	23,572	10,287
Total Canada	40,373	19,669	98,526	45,118
Other Countries
Product Sales	1,441	1,285	6,672	2,012
Services	842	1,538	2,473	2,265
Total Other Countries	2,283	2,823	9,145	4,277
Total
Product Sales	39,391	21,346	114,362	47,305
Services	16,566	7,304	37,088	15,733
Total	$55,957	$28,650	$151,450	$63,038